Exhibit 3.1.4

FILED JUL 25, 2000 LLC 7081-00	ARTICLES OF ORGANIZATION Limited-Liability Company
Dean Heller Secretary of State	(Pursuant to NRS-86) STATE OF NEVADA

NAME: The name of this Company shall be BUYDEBTCO, LLC, although fictitious names are acceptable, if properly filed as a DBA.

DURATION: The Limited Liability Company shall have a perpetual existence.

RESIDENT AGENT: The Resident Agent for the Limited Liability Company shall be:

NEVADA CORPORATE HEADQUARTERS, INC.

Mailing Address: P.O. Box 27740, Las Vegas, NV 89126

Physical Address: 5300 W. Sahara, Ste. 101, Las Vegas, NV 89146

PURPOSE: The purpose for which the Limited Liability Company is organized under NRS 86 and is to engage in any lawful acts or activities for which Limited Liability Companies may be formed under the laws of the State of Nevada and as outlined in the Operating Agreement of this Limited Liability Company.

MANAGER: WORLDWIDE ASSETS, INC., has been named as the Manager of this Company, by consent of the Members, and shall have all powers, duties and responsibilities, as outlined in the Operating Agreement. P.O. Box 27740, Las Vegas, NV 89126 is the mailing address.

CONTINUITY: This Company will continue to do business upon the death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member or occurrence of any other event which terminates the continued membership of a Member in the Company, as outlined in the complete Operating Agreement during its duration.

ORGANIZER: This Company is organized by the undersigned.

Cort Christie

5300 W. Sahara, Ste. 101

Las Vegas, NV 89146

/s/ CORT CHRISTIE	7/25/00
Signature of Organizer	Date

Acceptance of Resident Agent: NEVADA CORPORATE HEADQUARTERS, INC. hereby accepts the appointment as Resident Agent for the said Limited Liability Company.

Illegible	7/25/00
Representative for Resident Agent	Date

RECEIVED

JUL 25, 2000

SECRETARY OF STATE

DEAN HELLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz	Entity # LLC7081 – 2000 Document Number: 20050129801 – 38 Date Filed: 4/15/2005 9:15:25 AM In the office of

/s/ Dean Heller
Amendment to Foreign Limited-Liability Company	Dean Heller Secretary of State
(PURSUANT TO NRS 88)

Important: Read attached instructions before completing form.                    ABOVE SPACE IS FOR OFFICE USE ONLY

Amendment to Application for Registration of a Foreign

Limited-Liability Company

(Pursuant to NRS 86 and Chapter 88)

1. Name of Foreign Limited-Liability Company: BuyDebtCo, LLC

2. Name under which this Foreign Limited-Liability Company is currently conducting business in Nevada: BuyDebtCo, LLC

3. The Articles have been amended as follows (provide article numbers, if available):*

Please change managing member to: West Receivable Services, Inc.

4. If company name has been amended in section three, indicate name under which the Foreign Limited-Liability Company will now be conducting business in Nevada:

5. I hereby declare and affirm under the penalties of perjury that I am a manager in the above named Limited-Liability Company and that the execution of this amendment is my act and deed and that the facts stated herein are true:

/s/ Paul M. Mendlik	4-14-05
Signature of Manager	Date
Paul M. Mendlik

*1)	If adding managers, provide names and addresses.

2)	If amending company name, it must contain the words “Limited-Liability Company,” “Limited Company,” or “Limited” or the abbreviations “Ltd.,” “L.L.C.,” or “LC.,” “LLC” or “LC.” The word “Company” may be abbreviated as “Co.”

FILING FEE: $175.00

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees. See attached fee schedule.	Illegible